Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400 Puskas Tivadar u. 8-10

Seattle, WA 98101-3034 - U.S.A. H-2040 Budaors, Hungary

Phone (206) 654-0204 - Fax (206) 652-2911 Phone (361) 801-1500 - Fax (361) 801-1501

FOR: HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY

CONTACT: Robert Bowker

Chief Financial Officer

Hungary: (011) 361-801-1500

U.S.: (206) 654-0204

FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE CORP. ANNOUNCES COMPLETION OF MEMOREX ACQUISITION

SEATTLE, Wash., March 5, 2008 - Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that it has completed the purchase of Austrian-based Memorex Telex Communications AG ("Memorex"). The purchase price for Memorex was EUR 30.1 million (approximately $45.8 million) to the selling shareholders of Memorex for their 95.7% equity interest plus the assumption of Memorex's debt. HTCC refinanced a significant portion of Memorex's debt at closing. HTCC funded the Memorex Acquisition and the refinancing of the assumed Memorex debt with a subordinated bridge loan facility arranged by Merrill Lynch and BNP Paribas. HTCC intends to subsequently replace the bridge loan facility with longer term financing. HTCC also intends to buy out the remaining minority shareholders in Memorex.

Memorex is one of the leading alternative telecommunications providers in the Central and Eastern European region providing wholesale data and capacity services to leading global telecommunications providers and Internet companies. Memorex provides services between 14 countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operates over 12,500 route km of fiber optic cable in the region which enables it to provide high quality wholesale services to its blue-chip customer base. It has about 100 employees and has invested approximately EUR 54 million (approximately $82.1 million) in its network over the last two years.

Commenting on the completion of the Memorex acquisition, Hungarian Telephone and Cable Corp.'s President and Chief Executive Officer, Martin Lea said, "We are very pleased to announce the completion of the Memorex acquisition, which further develops our position in the Wholesale market in the Central and Eastern European region, particularly in Turkey. We are now undoubtedly the leading provider of wholesale data and capacity services in the Central and Eastern European market. Memorex has grown its business in the last few years and we expect to be able to further expand our business in the region. We expect broadband Internet penetration to continue to grow in the region along with the data transmission business given that the Central and South-Eastern European countries are growing faster in terms of GDP compared to the Euro-zone countries. Our combined network will enable us to take advantage of this growth in the region since we are able to offer our wholesale customer base a one-stop high quality solution for the entire region. Our combined network covers the whole region including hard-to-reach countries like Macedonia, Albania and Moldova. We also expect to benefit from cost synergies with expected annual operating cost savings of EUR 3 million (approximately $4.6 million), which we should realize within the first two years."

ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second-largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a major player in the Central and Eastern European wholesale telecommunications market.

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